EXHIBIT 99.1

Flushing Financial Corporation Reports the Death of a Board Member Vincent F. Nicolosi

LAKE SUCCESS, N.Y., July 11, 2014 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), announced today that Vincent F. Nicolosi, a member of the Board of Directors, has died. He was 74.

Vincent F. Nicolosi had served as a member of the Board of Directors of the Company since 1977. John R. Buran., President and CEO of Flushing Financial Corporation, stated: "We will be forever grateful to Vincent for his dedication and service to Flushing Financial Corporation. His exceptional contributions to the Company spanned over 37years.Vincent's legal background and knowledge of the Company's marketplace, including in particular his experience in risk assessment and judgment in the context of legal matters as an experienced litigator, made him a valuable member of our Board. It's been a privilege for me and the other members of our Board of Directors to work with Vincent over the years. He will be greatly missed by all."

Mr. Vincent F. Nicolosi serves as Partner in the law firm of Nicolosi & Nicolosi LLP. For over 38 years, Mr. Nicolosi has been engaged in the practice of law with an emphasis on civil litigation. He served as Commissioner of the New York State Investigation Commission from December 1998 to April 2009. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, he was a member of the New York State Assembly serving as Chairman of the Assembly Insurance Committee and Governmental Operations Committee between 1975 and 1980.

Funeral Arrangements have been posted on the company website @www.flushingbank.com.

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq:FFIC), with $4.8 billion in consolidated assets, is the holding company for Flushing Bank, a New York State chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on the Bank and Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: Maria A. Grasso
         Senior Executive Vice President and Chief Operating Officer
         Flushing Financial Corporation
         718-961-5400